EXHIBIT 2.3

                                ESCROW AGREEMENT

         AGREEMENT dated as of June 3, 1998 among Avalon Cable of Michigan Holdings Inc., a Delaware corporation ("Buyer"), Cable Michigan, Inc., a Pennsylvania corporation (the "Company"), and First Union National Bank, as Escrow Agent ("Escrow Agent").

                               W I T N E S S E T H:

         WHEREAS, Buyer and Company have entered into a Merger Agreement dated as of June 3, 1998 (as amended from time to time, the "Merger Agreement") pursuant to which the Company has agreed to merge with Avalon Cable of Michigan Inc., a Delaware corporation and a wholly owned subsidiary of Buyer;

         WHEREAS, pursuant to Section 1.06 of the Merger Agreement, Buyer has agreed to deposit with the Escrow Agent on the date hereof a $10,000,000 Letter of Credit (the "First Letter of Credit") and on the sixtieth day after the date hereof a $5,000,000 Letter of Credit (the "Second Letter of Credit"), each in the form set forth in Exhibit A hereto, to be held and drawn upon by the Escrow Agent in accordance with this Agreement or as Buyer and the Company may otherwise agree;

         NOW, THEREFORE, the parties hereto agree as follows:

         SECTION 1. Appointment of Escrow Agent. Buyer and Seller hereby appoint the Escrow Agent to, with respect to each Letter of Credit delivered to the Escrow Agent pursuant to Section 2 hereof, (a) accept, hold and either draw on or return to Buyer such Letter of Credit all in accordance with the terms hereof and (b) if such Letter of Credit is drawn in accordance with the terms hereof, to hold, invest and distribute the proceeds from such drawing (together with any interest and earnings, the "Proceeds") in accordance with the terms hereof. The Escrow Agent hereby accepts such appointment and agrees to assume and perform the duties of Escrow Agent pursuant to the terms and conditions of this Agreement. As used herein, the term "Letters of Credit" means the First Letter of Credit and the Second Letter of Credit (each, a "Letter of Credit").

         SECTION 2 Delivery and Draw on Letter of Credit. In accordance with
Section 1.06 of the Merger Agreement, concurrently with the execution of this Agreement, Buyer is delivering to the Escrow Agent the First Letter of Credit duly issued by NationsBank, N.A. and the Escrow Agent hereby acknowledges receipt of the First Letter of Credit. Also in accordance with Section 1.06 of the Merger Agreement, on the sixtieth day after the date hereof, Buyer will deliver to the Escrow Agent the Second Letter of Credit duly issued by NationsBank, N.A. With respect to each Letter of Credit, on the date that is 30 days prior (or the next business day if such 30th day is not a business day) to its expiry date, the Escrow Agent shall draw on such Letter of Credit for the full amount available to be drawn thereunder, deposit the Proceeds therefrom into a separate interest bearing account established for that purpose (which shall be the same account for the Proceeds of each Letter of Credit) and invest such Proceeds therefrom in accordance with Section 3. With respect to each Letter of Credit, at any time prior to the date upon which the Escrow Agent draws on such Letter of Credit pursuant to this Agreement, Buyer may replace such Letter of Credit with an identical letter of credit duly issued by NationsBank, N.A. with a later expiry date, and in such event such replacement letter of credit shall be treated as such Letter of Credit for all purposes hereunder. The Escrow Agent will not draw on the Letters of Credit except as provided in this Agreement.

         SECTION 3 Investment of Proceeds. The Escrow Agent shall invest and reinvest the Proceeds from the Letters of Credit in accordance with the written direction of Buyer, in either (i) direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America maturing within less than 91 days of the acquisition thereof,
(ii) repurchase agreements fully collateralized by securities of the kind specified in clause (i) above, (iii) money market accounts or certificates of deposit maturing within less than 91 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a State thereof (a "United States Bank" with a combined capital surplus in excess of $250,000,000), (iv) commercial paper issued by a domestic corporation and given the highest rating by Standard & Poor's Corporation and Moody's Investors Service, Inc. and maturing within less than 91 days of the acquisition thereof, (v) demand deposits with any United States Bank or any federal savings and loan institution having a combined capital surplus in excess of $250,000,000, or (vi) any money market fund substantially all of which is invested in the foregoing investment categories, including any money market fund managed by the Escrow Agent and any of its affiliates. The Proceeds shall initially be invested in the Escrow Agent's Evergreen Institutional Treasury Money Market Fund, #697 (the "Escrow Agent Fund"); provided that no transfer fees shall be incurred upon any transfer of the Proceeds to or from the Escrow Agent Fund. Buyer and the Company hereby acknowledge that they have received a prospectus relating to the Escrow Agent Fund. All interest and profits earned on the Proceeds shall be treated as part of the Proceeds and paid to the party to which the Proceeds are paid. Any loss on any investment of the Proceeds shall be borne by the party to which the Proceeds are paid.

         SECTION 4. Release of Letter of Credit or Proceeds. (a) If the Escrow Agent receives a certificate (or counterparts thereof) signed by the chief executive officer, the president, or any vice president of Buyer (each, a "Buyer Executive") and the chief executive officer, the president, or any vice president of the Company (each, a "Company Executive") and directing the Escrow Agent (i) to return the Letters of Credit to Buyer, (ii) with respect to each Letter of Credit, if such Letter of Credit has not previously been drawn, draw on such Letter of Credit for the full amount available to be drawn thereunder and remit the Proceeds to the Company or (iii) with respect to each Letter of Credit, if such Letter of Credit has previously been drawn pay the Proceeds to Buyer or the Company, then the Escrow Agent shall take the action as directed in such certificate. If the Merger is consummated, Buyer and the Company will deliver a certificate to the Escrow Agent to return each Letter of Credit to Buyer or, if either Letter of Credit has previously been drawn, to pay the Proceeds therefrom to or as directed by Buyer.

          (b) If the Merger Agreement is terminated by the Company pursuant to
Section 9.01(e) or 9.01(i) of the Merger Agreement, then (i) the Company shall deliver to the Escrow Agent a certificate signed by a Company Executive directing the Escrow Agent to pay the Proceeds to the Company and (ii) on the fifth business day after the receipt of such certificate the Escrow Agent shall, subject to the dispute resolution provisions of Section 5 hereof, (A) with respect to each Letter of Credit that has not previously been drawn, draw on such Letter of Credit for the full amount available to be drawn thereunder and pay the Proceeds therefrom to the Company and (B) with respect to each Letter of Credit that has previously been drawn, pay the Proceeds therefrom to the Company.

          (c) If the Merger Agreement is terminated other than as described in subsection (b) above, then (i) Buyer shall deliver to the Escrow Agent a certificate signed by a Buyer Executive directing the Escrow Agent to return each Letter of Credit to Buyer (or with respect to each Letter of Credit that has previously been drawn, to pay the Proceeds therefrom to Buyer) and (ii) on the fifth business day after the receipt of such certificate the Escrow Agent shall, subject to the dispute resolution procedures set forth in Section 5 hereof, take the action set forth in such certificate.

         SECTION 5. Disputes. (a) The party delivering an officer's certificate pursuant to Section 4(b) or (c) (the "Delivering Party") shall deliver to the other party (the "Receiving Party") a copy of each officer's certificate simultaneously with its delivery to the Escrow Agent. If the Receiving Party objects to the officer's certificate, the Receiving Party shall notify (a "Notice of Dispute") the Delivering Party and the Escrow Agent in writing before the fifth business day after receipt of such officer's certificate by the Escrow Agent. If the Receiving Party fails to deliver a Notice of Dispute to the Delivering Party and the Escrow Agent before such fifth business day, the direction set forth in such officer's certificate shall be conclusive and binding on the Receiving Party, and the Escrow Agent shall take the action as directed in such officer's certificate.

          (b) If the Delivering Party and the Escrow Agent receive a Notice of Dispute before such fifth business day, Buyer and the Company shall negotiate in good faith and use all reasonable efforts to agree upon their rights with respect thereto. If Buyer and Seller shall so agree, a certificate setting forth such agreement shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely upon any such certificate and shall act in accordance with the terms of such certificate as provided in Section 4(a) hereof.

          (c) If, after receipt of a duly delivered Notice of Dispute, Buyer and the Company are not able to resolve the dispute through agreement, then the Escrow Agent shall not take any action in respect of the officer's certificate until such dispute is resolved. In the event such dispute is resolved pursuant to judicial process, then upon receipt of an officer's certificate from Buyer or the Company stating that such dispute has been finally resolved and attaching thereto a final and non-appealable judgment of a court of competent jurisdiction resolving such dispute, the Escrow Agent shall take action in accordance with such judgment.

         SECTION 6. Substitute Form W-9. The Buyer and the Company shall provide the Escrow Agent with a correct taxpayer identification number on a substitute Form W-9 within 90 days of the date hereof and indicate thereon that it is not subject to backup withholding on income earned on any amount received hereunder.

         SECTION 7. Termination of Escrow Amount. This Agreement shall terminate when the Escrow Agent shall have delivered the Letter of Credit to Buyer or the Proceeds to Buyer or the Company pursuant to Section 4 or 5 hereof.

         SECTION 8.  Escrow Agent.

         (a) Resignation and Removal of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten
(10) days' prior written notice to Buyer and the Company or may be removed, with or without cause, by Buyer and the Company, acting jointly by furnishing a certificate signed by a Buyer Executive and by a Company Executive (a "Joint Written Direction") to the Escrow Agent, at any time by the giving of ten (10) days' prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided below. Upon any such notice of resignation or removal, Buyer and the Company jointly shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. The retiring Escrow Agent shall transmit all records pertaining to the Letter of Credit and the Proceeds held by it and shall deliver the Letter of Credit (or if the Letter of Credit has been drawn, the Proceeds) to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment of the retiring Escrow Agent of all fees and expenses (including court costs and reasonable attorney's fees) payable to, incurred by or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. Any charge of 1/4 of 1 percent of the amount being transferred, minimum U.S. $250.00, in connection with the transfer of the letter of credit (pursuant to the terms thereof) shall be borne one-half by the Company and one-half by Buyer.

         (b) Liability of Escrow Agent. The Escrow Agent shall have no liability or obligation with respect to the Letter of Credit and the Proceeds except for the Escrow Agent's willful misconduct or gross negligence. The Escrow Agent's sole responsibility shall be for the safekeeping and drawing on or returning the Letter of Credit, and the safekeeping, investment and distribution of the Proceeds, in accordance with the terms of this Escrow Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in any notice or certificate delivered pursuant hereto. The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Letter of Credit or the Proceeds, any account in which any Proceeds are deposited, this Escrow Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or any other agreement or of its duties hereunder, or relating to any dispute involving any party herein, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The reasonable fees and expenses of any such counsel shall be paid one-half by Buyer and one-half by the Company promptly upon demand of the Escrow Agent; provided, that if such fees and expenses result solely form the fault of either Buyer or the Company, then such party shall pay the entire amount of such fees and expenses. Notwithstanding the foregoing sentence, if either Buyer or the Company shall fail to satisfy its obligation to pay such fees and expenses pursuant to this Section, then the Escrow Agent shall have the right to receive the entire amount of such fees and expenses from the other party; provided that such party shall have the right to be reimbursed by the other party for all payments made on its behalf. The Escrow Agent is authorized, in its sole discretion, to comply with orders or process entered by any court with respect to the Letter of Credit and the Proceeds without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Letter of Credit or the Proceeds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action, and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

         (c) Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Buyer and the Company, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Buyer or the Company, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulations, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of any Indemnified Party. Any such indemnity shall be paid one-half by Buyer and one-half by the Company; provided that if such indemnity results solely from the fault of either Buyer or the Company, then such party shall pay the entire amount of such indemnity. Notwithstanding the foregoing sentence, if either Buyer or the Company shall fail to satisfy its obligation to make indemnity payments pursuant to this Section, then the Escrow Agent shall have the right to receive the entire amount of such indemnity payment from the other party; provided that such party shall have the right to be reimbursed by the other party for all payments made on its behalf. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Buyer and the Company in writing, and Buyer and the Company shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that Buyer and the Company shall be required to pay such reasonable fees and expenses if (i) Buyer and the Company agree to pay such reasonable fees and expenses, (ii) Buyer and the Company shall fail to assume the defense of such action or proceeding or shall fail to employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding, (iii) Buyer or the Company is the plaintiff in any such action or proceeding or (iv) the named or potential parties to any such action or proceeding (including any potentially impleaded parties) include both the Indemnified Party and Buyer or the Company, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Buyer and the Company and that joint representation would therefore present an actual or potential conflict of interest. Buyer and the Company shall be jointly and severally liable to pay fees and expenses of counsel pursuant to the preceding sentence. All such fees and expenses payable by Buyer and the Company pursuant to the preceding sentence shall be paid one-half by Buyer and one-half by the Company (except that any (a) obligation to pay under clause (i) shall apply only to the party so agreeing and
(b) if such obligation arises solely from the fault of either Buyer or the Company, then such party shall pay the entire amount) from time to time as incurred, both in advance of and after the final disposition of such action or claim; provided, that if such fees and expenses result solely from the fault of either Buyer or the Company, then such party shall pay the entire amount of such fees and expenses. Notwithstanding the foregoing sentence, if either Buyer or the Company shall fail to satisfy its obligation to pay such fees and expenses pursuant to this Section, then the Escrow Agent shall have the right to receive the entire amount of such fees and expenses from the other party; provided that such party shall have the right to be reimbursed by the other party for all payments made on its behalf. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Buyer and the Company, jointly and severally, upon demand by such Indemnified Party. The obligations of Buyer and the Company under this Section 8 shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

         The parties agree that neither the payment by Buyer or the Company of any claim by Escrow Agent for indemnification hereunder shall impair, limit, modify, or affect, as between Buyer and the Company, the respective rights and obligations of Buyer, on the one hand, and the Company, on the other hand, under the Merger Agreement.

         SECTION 9. Fees and Expenses of Escrow Agent. Buyer and the Company shall compensate the Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse the Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this Section 9 shall be payable one-half by Buyer and one-half by the Company upon demand by the Escrow Agent. The obligations of Buyer and the Company under this Section 9 shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent. Buyer and the Company hereby grant to the Escrow Agent and the Indemnified Parties a security interest in and lien upon the Letter of Credit and the Proceeds to secure all obligations hereunder to the Escrow Agent and the Indemnified Parties.

         SECTION 10.  Miscellaneous

          (a) Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail) postage prepaid, return receipt requested) to the respective parties as follows:

                  if to Buyer, to:

                  Avalon Cable of Michigan Holdings Inc.
                  c/o ABRY Partners, L.P.
                  18 Newbury Street
                  Boston, Massachusetts 02116
                  Telecopy: (617) 859-2797
                  Attention: Jay Grossman

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois 60601
                  Telecopy: (312) 861-2200
                  Attention: Jill Sugar Factor

                  if to the Company, to:

                  Cable Michigan, Inc.
                  105 Carnegie Center
                  Princeton, New Jersey 08540
                  Telecopy: (609) 734-3830
                  Attention: General Counsel

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017

                  Attention: William L. Taylor, Esq.
                  Telecopy:  (212) 450-4800

         if to the Escrow Agent, to:

                  First Union National Bank
                  765 Broad Street
                  Newark, N.J.  07102
                  Attention: Corporate Trust Department
                  Telecopy: (973) 430-2117

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person or by telecopy shall be deemed effective on delivery. Any notice or communication sent by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed. Notwithstanding anything herein to the contrary, all notices to the Escrow Agent shall be deemed duly given on the date of receipt by the Escrow Agent.

          (b) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

          (c) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

          (d) Definitions. Terms used herein that are defined in the Merger Agreement are, unless otherwise defined, used herein as therein defined.

          (e) Amendments. (i) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (ii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (f) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

          (g) Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

          (h) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (i) Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the in any federal court in the Borough of Manhattan, New York, New York or any New York State court in the Borough of Manhattan, New York, New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(a) shall be deemed effective service of process on such party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the day and year first above written.

                                          AVALON CABLE OF MICHIGAN
                                             HOLDINGS INC.

                                          By: /s/ Peggy Koenig
                                             ----------------------------------
                                             Name: Peggy Koenig
                                             Title: President

                                          CABLE MICHIGAN, INC.

                                           By: /s/ Mark Haverkate
                                             ---------------------------------
                                             Name: Mark Haverkate
                                             Title: President, Chief Operating
                                                             Officer

                                            FIRST UNION NATIONAL BANK,
                                                  as Escrow Agent

                                            By: /s/ Stephanie Roche
                                              ---------------------------------
                                              Name:  Stephanie Roche
                                              Title: Vice President

                                    EXHIBIT A

                               TO ESCROW AGREEMENT

                      IRREVOCABLE STANDBY LETTER OF CREDIT

                                No. _____________

                                                                June 3, 1998

First Union National Bank
765 Broad Street
Newark, New Jersey 07101

Attention: Corporate Trust Office

Dear Sirs:

         We hereby establish, at the request and for the account of ABRY Broadcast Partners III, L.P., a Delaware limited partnership (the "Company"), in your favor, as the Escrow Agent under the Escrow Agreement dated on or about June 3, 1998 (the "Escrow Agreement") provided for under the Agreement and Plan of Merger dated on or about June 3, 1998 among Avalon Cable of Michigan Holdings, Inc., Avalon Cable of Michigan, Inc. and Cable Michigan, Inc. (the "Merger Agreement"), our Irrevocable Standby Letter of Credit No. ________, in the amount of U.S. $10,000,000.00, effective immediately and expiring at the close of banking business at the counters of NationsBank, N.A., Dallas, Texas on June 3, 1999 (the "Stated Expiry Date").

         We hereby irrevocably authorize you to draw on us, in an amount not to exceed the amount of this Letter of Credit set forth above and in accordance with the terms and conditions hereinafter set forth, in a single drawing by your draft, drawn on us and accompanied by (i) your written and completed certificate purportedly signed by you in substantially the form of Annex A attached hereto and (ii) the original of this Letter of Credit. Such draft must be marked "Drawn under NatonsBank, N.A., Irrevocable Standby letter of Credit No. _________.

         We engage with you that any draft drawn under and in compliance with the terms of this Letter of Credit will be duly honored as hereinafter provided on presentation to us at our Letter of Credit Department, 901 Main Street, Dallas, Texas 75202, on or before the close of banking business on the earlier of (i) the Stated Expiry Date and (ii) such earlier date on which this Letter of Credit automatically terminates pursuant to the terms of the next succeeding paragraph. If we receive your draft and certificate at such office, all in conformity with the terms and conditions of this Letter of Credit, not later than 10:00 A.M. (Dallas, Texas time), we will honor the same on the same day by payment made by wire transfer of immediately available funds in accordance with the payment instructions set forth in your certificate. If we receive your draft and certificate at such office, all in conformity with the terms of this Letter of Credit, after 10:00 A.M. (Dallas, Texas time), we will honor the same on the next succeeding banking day by payment made by wire transfer of immediately available funds in accordance with the payment instructions set forth in your certificate.

         Upon the earliest of (i) our honoring your draft presented hereunder,
(ii) the date on which this Letter of Credit is surrendered to us with a written notice from you that this Letter of Credit is being returned to us for cancellation, (iii) the date on which we receive written notice from you that an alternate letter of credit or other credit facility has been substituted for this Letter of Credit and (iv) the Stated Expiry Date, this Letter of Credit shall automatically terminate.

         This Letter of Credit is transferable in its entirety by you only to your successor as Escrow Agent under the Escrow Agreement, provided that you certify to us that such transferee has succeeded you as Escrow Agent under the Escrow Agreement in accordance with the terms of the Escrow Agreement and you and such successor Escrow Agent comply with our usual and customary procedures for transfer, including, without limitation, your delivery to us of our written full transfer form H-4 (H-4 attached or to follow by mail). The original Letter of Credit, together with all original amendments (if any) must be returned to us with the completed transfer form and payment of our customary charge of 1/4 of 1 percent of the amount being transferred, minimum U.S. $250.00.

         This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein (including, without limitation, the Purchase Agreement), except only the certificate and the draft referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement, except for such certificate and such draft.

         This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500 (the "Uniform Customs"). This Letter of Credit shall, as to matters not governed by the Uniform Customs, be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, including the Uniform Commercial Code as in effect in the State of Texas.

                                         Very truly yours,

                                         NATIONSBANK, N.A.

                                          By:
                                            --------------------------------
                                            Title:



                                                                        Annex A

                CERTIFICATE FOR DRAWING UNDER IRREVOCABLE STANDBY

                      LETTER OF CREDIT NO.________________

                               DATED JUNE 3, 1998

         The undersigned, a duly authorized officer of the undersigned (the "Beneficiary"), hereby certifies to NationsBank, N.A. (the "Bank"), with reference to Irrevocable Standby Letter of Credit No. ____________ (the "Letter of Credit", the terms defined therein and not otherwise defined herein being used herein as therein defined) issued by the Bank in favor of the Beneficiary, as follows:

                  (1) The Beneficiary is the Escrow Agent under the Escrow Agreement provided for under the Merger Agreement.

                  (2) The Beneficiary is authorized, in accordance with the Escrow Agreement, to make a drawing under the Letter of Credit.

                  (3) The amount of the draft accompany this Certificate is U.S.

         $------------.

                  (4) Payment under this draw request should be made as set forth in the wiring instructions attached hereto.

         IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the ____day of ____________, 19__.

                                        -----------------------------
                                  Escrow Agent

                          By:__________________________

                          Name:________________________

                         Title:_________________________